Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION
ANNOUNCES HIRING OF NEW CHIEF FINANCIAL OFFICER

GRAND RAPIDS, Mich., August 21, 2020 — Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that Gavin A. Mohr has been hired as the organization’s new Chief Financial Officer, commencing September 14, 2020.  Previously, IBCP announced on June 23, 2020, that Robert Shuster, the current Executive Vice President and Chief Financial Officer of the Corporation and the Bank, had returned on an interim basis following his previous retirement on January 31, 2020.  Mr. Shuster will remain with the organization as a Senior Financial Executive until approximately October 31, 2020 to assist Mr. Mohr with his transition.

William B. (Brad) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented:  “We are excited to have Gavin join our organization.  His strong leadership capabilities and excellent technical skills will be a great addition to our team.”

Since April 2016, Mr. Mohr has served as the Chief Financial Officer of STAR Financial Bank (“STAR”), a $2.1 billion bank, located in Fort Wayne, Indiana.  He joined STAR in September 2014 as Treasurer. Prior to joining STAR, Mr. Mohr served as Treasurer of Yadkin Bank and Trust (Statesville, North Carolina) and began his career in 2007 with Tower Financial Corporation (Fort Wayne, Indiana). Mr. Mohr holds a B.A in Finance degree from Miami University (Oxford, Ohio) and an M.B.A. from Indiana University (Fort Wayne, Indiana).

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $4.0 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments, insurance and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

###